SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 6, 2012

WINTHROP REALTY TRUST

(Exact Name of Registrant as Specified in Its Charter)

Ohio

(State or Other Jurisdiction

of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Matters

On March 6, 2012, Winthrop Realty Trust (“Winthrop”) acquired at par the mortgage loan secured by the approximately 6,750 square foot retail condominium space at the property located at 39 South State Street, Chicago, Illinois commonly referred to as the Mentor Building. The loan has an outstanding principal balance of approximately $2,521,000, bears interest at 7.5% per annum and matures on September 10, 2012. The property, which is adjacent to the Sullivan Center property in which Winthrop holds a mezzanine loan and profits participation (through a joint venture), is net leased to American Apparel Retail, Inc. through October 2020.

On March 8, 2012, Winthrop entered into a purchase agreement to acquire a 320 Unit Class A multi-family property in Memphis, Tennessee for a purchase price of approximately $21,500,000. The property is 82% occupied and is being acquired from the lender who previously foreclosed on its $30,000,000 mortgage loan. Closing is scheduled for April 2012.

Also on March 8, 2012 Winthrop filed a Schedule 13D/A with respect to its acquisition of common stock in Cedar Realty Trust, Inc. (“Cedar”) disclosing that it acquired an additional 873,293 shares of Cedar common stock for an aggregate purchase price of approximately $4,162,000. Accordingly, Winthrop holds 6,069,323 shares of common stock in Cedar representing 8.76% of the total outstanding common stock of Cedar as of February 29, 2012.

On March 14, 2012, Winthrop entered into an agreement to sell to a third party for a purchase price of $885,500 the portion of our Churchill, Pennsylvania property that is not leased to Westinghouse. The sale is not subject to the purchaser’s due diligence and is expected to close in April 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 19th day of March, 2012.

WINTHROP REALTY TRUST

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chief Executive Officer